Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267375

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated April 18, 2023)

NAUTICUS ROBOTICS, INC.

8,275,000 Shares of Common Stock

Up to 8,625,000 Shares of Common Stock Underlying Public Warrants to Purchase Common Stock

Up to 7,175,000 Shares of Common Stock Underlying Private Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Securities Purchase Agreement Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Convertible Debentures

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 18, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by us of (i) 862,500 shares of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc. (the “Company”) which were issued upon the conversion of the rights to receive one twentieth (1/20) of one share of Common Stock (the “Right Shares”) in connection with the closing of the Business Combination (defined below), (2) 8,625,000 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of 8,625,000 redeemable warrants, which are exercisable at a price of $11.50 per share (the “Public Warrants”) and (3) 7,175,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of 7,175,000 redeemable warrants, purchased by CleanTech Sponsor I LLC and CleanTech Investments, LLC (together, the “Co-sponsors”) at a price of $1.00 per Private Warrant pursuant to a subscription agreement entered into in connection with CLAQ’s (defined below) initial public offering (“IPO”), which are exercisable at a price of $11.50 per share (the “Private Warrants”).

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,312,500 shares of Common Stock (the “Founder Shares”) that were issued to the Co-sponsors in conjunction with the IPO at a purchase price equivalent to approximately $0.00058 per Founder Share and subsequently converted upon the closing of the Business Combination and (ii) 3,100,000 shares of Common Stock purchased by certain Selling Securityholders at a price of $10.00 per share of Common Stock, and issued pursuant to the terms of certain subscription agreements entered into in connection with the Business Combination pursuant to the Merger Agreement (the “Merger Agreement,” and together with the other agreements and transactions contemplated thereby, the “Business Combination”) by and among CleanTech Acquisition Corp. (“CleanTech” or “CLAQ”), Nauticus Robotics Holdings, Inc. (formerly known as “Houston Mechatronics, Inc.”), a Texas corporation (“Nauticus Robotics Holdings”), and CleanTech Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of CleanTech. Pursuant to the Merger Agreement, in connection with the consummation of the Business Combination Merger Sub merged with and into Nauticus Robotics Holdings, with Nauticus Robotics Holdings surviving the merger as a wholly owned subsidiary of the Company, and the Company was renamed “Nauticus Robotics, Inc.”

Further, the Prospectus and this prospectus relate to the offer and sale by us of (i) 2,922,425 shares of Common Stock (the “SPA Warrant Shares”) which have been or may be issued from time to time upon the exercise of 2,922,425 warrants that were issued to certain Selling Securityholders (the “SPA Investors”) pursuant to the SPA, with an exercise price of $20.00 per share (the “SPA Warrants”) and (ii) 2,922,425 shares of Common Stock (the “Debenture Shares” and together with the SPA Warrant Shares, the “SPA Shares”) issuable upon the conversion of the Debentures (defined below) that were purchased by certain Selling Securityholders pursuant to the SPA, with a conversion price of $15.00 per share. Pursuant to the Securities Purchase Agreement by and among the Company, Nauticus Robotics Holdings, and the SPA Investors (the “SPA”), the SPA Investors subscribed for Debentures in an aggregate principal amount of $36,530,320. In exchange, for such subscriptions, Nauticus delivered to such Selling Securityholders (i) a Debenture with a principal amount equal to such Selling Securityholder’s subscription amount and (ii) SPA Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “KITT.” On July 21, 2023, the closing price for our Common Stock was $2.05 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2023

NAUTICUS ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40611	85-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17146 Feathercraft Lane, Suite 450, Webster, TX 77598

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (281) 942-9069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Warrant Repricing and Issuance

On June 22, 2023, Nauticus Robotics, Inc., a Delaware corporation (the “Company”), entered into warrant exercise inducement offer letters (the “Letter Agreements”) with certain holders (the “Exercising Holders”) of outstanding warrants (the “Existing Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”), pursuant to which the Exercising Holders agreed to amend the exercise price of the Existing Warrants, which are exercisable to purchase, in the aggregate, 2,922,425 shares of Common Stock (the “Existing Warrant Shares”), in exchange for the Company’s agreement to (i) lower the exercise price of the Existing Warrants to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, and (ii) upon the Exercising Holders’ exercise of the Existing Warrants, issue new warrants (the “New Warrants”) to the Exercising Holders to purchase, in the aggregate, up to 2,922,425 shares of Common Stock. The Company expects to receive aggregate gross proceeds of approximately $9.6 million from the exercise of all of the Existing Warrants by the Exercising Holders.

The terms and delivery of the New Warrants shall be substantially in the form of the Existing Warrants and (i) have an exercise price of $20.00 per share, (ii) are exercisable immediately, and (iii) are exercisable until September 9, 2032.

The Exercising Holders agreed that the Company shall only issue such number of Existing Warrant Shares to the Exercising Holders that would not cause any holder to exceed the maximum number permitted by the beneficial ownership limitations set forth in Section 1(f) of the Existing Warrants, among other applicable terms. The Exercising Holders agreed that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the shares of Common Stock issuable upon exercise of the New Warrants will be registered under the Securities Act of 1933, as amended, except as required by the Letter Agreements.

The foregoing descriptions of the Letter Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the form of such documents attached as Exhibit 10.1, to this Current Report on Form 8-K, which is incorporated herein by reference.

First Amendment to Registration Rights Agreement

The Company and certain investors (the “Holders”) are party to (i) that certain Securities Purchase Agreement, dated as of December 16, 2021 (as amended by those certain letter agreements dated as of January 31, 2022 and September 9, 2022, the “SPA”), pursuant to which the Holders agreed to purchase from the Company 5% Original Issue Discount Senior Secured Convertible Debentures and the Existing Warrants (together, the “Securities”), and (ii) that certain Registration Rights Agreement, dated as of September 9, 2022 (the “RRA”), pursuant to which the Company and the Holders agreed to certain requirements and conditions covering the resale by the Holders of the Common Stock into which the Securities are convertible or exercisable.

Under the terms of the RRA, upon the closing of its business combination with the Company on September 9, 2022, the Company was required to (i) file a registration statement within 15 business days of such closing and (ii) use its best efforts to cause such registration statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date (as defined in the RRA) (the “Registration Requirements”). The RRA additionally provided for liquidated damages if the Registration Requirements were not met.

Accordingly, on June 22, 2023, the Company and the Holders entered into the First Amendment to Registration Rights Agreement (the “Amended RRA”), pursuant to which the Company has agreed to deliver to the Holders an aggregate of 1,890,066 shares of Common Stock (the “RRA Shares”), in exchange for the release by the Holders of any and all claims, remedies, or causes of action under any of the Transaction Documents (as defined in the RRA), including all past and future claims for liquidated damages under the RRA.

Among other things, the Company has also agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then eligible to use Form S-3) providing for the resale by the Holders of the RRA Shares and to cause such registration statement to become effective as soon as practicable thereafter as required by the Amended RRA.

The foregoing description of the Amended RRA does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended RRA, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing descriptions of the SPA and RRA do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the SPA and RRA, which are filed as Exhibit 10.14 and Exhibit 10.17, respectively, with the Company’s Current Report on Form 8-K filed on September 15, 2022, each of which is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On June 23, 2023, the Company issued a press release announcing that Nauticus Robotics Brazil Ltda., a Brazilian limited liability company (“Nauticus Brazil”) and a wholly owned subsidiary of the Company, entered into an agreement (the “Agreement”) with Petróleo Brasileiro S.A., a Brazilian limited liability corporation (“Petrobras”), pursuant to which, among other things and upon the terms and subject to the conditions set forth therein, Nauticus Brazil will provide Petrobras with underwater inspection services through the use of an Aquanaut, the Company’s autonomous subsea robotic system, as previously reported in the Company’s Current Report on Form 8-K filed on May 30, 2023.

The text of the press release reads as follows:

“Nauticus Robotics, Inc. (“Nauticus” or the “Company”) (NASDAQ: KITT), a developer of autonomous robots using artificial intelligence for data collection and intervention services for the ocean industries, today announced that it has been awarded a contract with Petrobras (NYSE: PBR), one of the world’s largest energy companies, to deploy Aquanaut, the Company’s autonomous subsea robot, to support Petrobras’ offshore activities.

Petrobras has ramped up efforts recently in robotics and artificial intelligence and is pioneering their application to the offshore sectors. Toward that end, this relevant contract was competitively awarded to Nauticus and will utilize Aquanaut in Petrobras’ Deepwater Production Field using supervised autonomy for infield inspection services. The contract consists of approximately two months of subsea inspection time and is one of the largest awarded contracts of its kind to date worldwide. Nauticus’ success in winning this initial award places it as a relevant player for potential subsequent contracts that Petrobras estimates to be carried out and expands Nauticus’ growing international presence to South America with a leading operator.

Over the past several years, Nauticus has been developing a library of autonomous behaviors based on the latest techniques in machine learning and artificial intelligence, which enable its subsea robots to learn and adapt to the dynamic conditions of working underwater. The fully electric Aquanaut carries an array of multi-spectral perception sensors that allow the robot to detect, classify, inspect, and act upon subsea infrastructure using its pair of manipulators without direct operator control. This method provides significant cost and greenhouse gas emissions reductions over conventional methods.

“A contract with another worldwide leading operator for Nauticus speaks to the state-of-the-art technologies of our autonomous robots as we further penetrate the global markets,” said Nicolaus Radford, CEO of Nauticus. “The market opportunity for Nauticus in offshore Brazil is significant, as it is one of the world’s most active offshore energy basins; we are pleased to enter this market through a world class operator. We competed through a rigorous tender process with many well-respected industry competitors to earn this business with Petrobras and eagerly await the deployment of our assets to validate our capabilities. We continue to build our robust pipeline of opportunities, giving us confidence to execute on our mission and deliver long-term value to shareholders.””

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

2

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Letter Agreements.
10.2	First Amendment to Registration Rights Agreement, dated as of June 22, 2023.
99.1	Press Release dated June 23, 2023.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nauticus Robotics, Inc.

By:	/s/ Nicolaus Radford
Nicolaus Radford
Chief Executive Officer

Date: June 23, 2023

4

Exhibit 10.1

NAUTICUS ROBOTICS, INC.

June 22, 2023

Holder of Common Stock Purchase Warrant

Re:       Inducement Offer to Exercise Common Stock Purchase Warrants

Dear Holder:

Nauticus Robotics, Inc. (the “Company”) is pleased to offer to you the opportunity to exercise all of the common stock purchase warrants (the “Existing Warrants”) issued under the Securities Purchase Agreement, entered into on December 16, 2021, as amended on January 31, 2022, and as further amended on September 9, 2022 (“Purchase Agreement”), among the Company and the signatories thereto, including you (the “Holder”). [●] shares underlying the Existing Warrants (“Warrant Shares”) have been registered for resale pursuant to the registration statement on Form S-1 (File No. 333-267375) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the sale by the Holder of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrant.

In consideration for exercising, from time to time until March 1, 2024 (the “Termination Date”), the Existing Warrants held by you (the “Warrant Exercise”) at a reduced exercise prices as follows:

[●] Warrant Shares at $2.04,

[●] Warrant Shares at $2.44,

[●] Warrant Shares at $3.03, and

[●] Warrant Shares at $4.64,

the Company hereby offers to issue you or your designee a newly issued Common Stock Purchase Warrant (“New Warrant”), issuable on a quarterly basis (as to New Warrants issuable upon a Warrant Exercise during the prior fiscal quarter), to purchase up to, for each Warrant Share exercised pursuant to a Warrant Exercise hereunder, a New Warrant to purchase 1.0 Warrant Shares (“New Warrant Shares”), which New Warrant shall be substantially in the form of the Existing Warrants, will be exercisable immediately, and have a term of exercise ending on September 9, 2032 and an exercise price equal to $20.00 (including, for purposes of clarification, full-ratchet anti-dilution on the exercise price and number of Warrant Shares issuable based on the aggregate exercise price using $20.00 as the base exercise price). The New Warrants and New Warrant Shares are being offered without registration pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The original New Warrant certificate(s), if any, will be delivered within two Business Days following the end of each fiscal quarter. Notwithstanding anything herein to the contrary, in the event the Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 1(f) of the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrant which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise price shall be payable). The delivery of the Warrant Shares shall otherwise be pursuant to the terms of the Existing Warrant.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below on or before 7:30 a.m. Eastern on June 23, 2023.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” as defined in Rule 501 of the Securities Act, and agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the shares of Common Stock issuable upon exercise of the New Warrants will be registered under the Securities Act, except in the discretion of the Company.

The Holder understands that the New Warrants and the New Warrant Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

Book entries evidencing New Warrant Shares shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such Common Stock is effective under the Securities Act, (ii) following any sale of such Common Stock pursuant to Rule 144 under the Securities Act, (iii) if such Common Stock is eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Common Stock and without volume or manner-of-sale restrictions, (iv) if such Common Stock may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such Common Stock, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Delegend Date if required by the Company and/or the transfer agent to effect the removal of the legend hereunder, which opinion shall be in form and substance reasonably acceptable to the Holder. If such Common Stock may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Common Stock shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this paragraph, it will, no later than two (2) Trading Days following the delivery by the Holder to the Company or the transfer agent of a certificate representing the Common Stock underlying the New Warrants issued with a restrictive legend (such second Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate or report representing such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

In addition to the Holder’s other available remedies, the Company shall pay to a Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Shares or Warrant Shares (based on the VWAP of the Common Stock on the date such Warrant Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such (A) certificate is delivered without a legend or (B) such report representing such shares that is free from all restrictive and other legends is delivered and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a copy of the book entry representing the Securities so delivered to the Company by the Holder that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that the Holder anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Warrant Shares that the Company was required to deliver to the Holder by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by the Holder to the Company of the applicable Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

The Company and the Holder hereby agree that the definition of “Registrable Securities” in the Registration Rights Agreement entered into in connection with the Purchase Agreement is hereby amended to include the New Warrant Shares and the “Filing Date” as defined therein and as it relates to the New Warrant Shares, shall be 30 days from the Termination Date and the “Effectiveness Date” as defined therein as it relates to the new Warrant Shares shall be 30 days after the Filing Date (or, in the event of a “full review” by the Commission, as defined therein, 90 days after the Filing Date).

On or before 9:00 a.m. ET on the following Trading Day this offer is accepted by the Holder, the Company shall file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereunder. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 Business Day of the date the Company receives the Warrants Exercise Price (or, with respect to Warrant Shares that would otherwise result in the Beneficial Ownership Limitation of a Holder being exceeded, within 2 Business Days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holders of warrants to purchase common stock of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until the Termination Date, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder and this letter agreement. If, and whenever on or after the date hereof until 10 Trading Days after the date hereof, the Company enters into an Other Warrant Exercise Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Other Warrant Exercise Agreement.

***************

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company by e-mail at legal@nautic.us on or before 7:30 a.m. Eastern on June 23, 2023.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

NAUTICUS ROBOTICS, INC.

By:
Name:
Title:

Accepted and Agreed to:

Name of Holder: ________________________________________________

Signature of Authorized Signatory of Holder: _________________________

Name of Authorized Signatory:_____________________________________

Title of Authorized Signatory:______________________________________

DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a) Affirmation of Prior Representations, Warranties and Covenants. The Company hereby represents and warrants to the Holder that the Company’s representations and warranties as set forth in Section 3(a) and the Company’s covenants listed in Article IV of Purchase Agreement, together with any updates in the Company’s public reports filed with the SEC subsequent to the Underwriting Agreement, are true and correct as of the date hereof and have been fully performed as of the date hereof.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

(d) Nasdaq Corporate Governance. The transactions contemplated under this letter agreement, comply with all rules of the Nasdaq Capital Market.

Exhibit 10.2

FIRST AMENDMENT To
Registration Rights Agreement

This first amendment (“Amendment”) dated as of June 22, 2023 (“Amendment Date”) is entered into by and among Nauticus Robotics, Inc. (f/k/a CleanTech Acquisition Corp.), a Delaware corporation (the “Company”), and each of the entities identified as a “Holder” on the signature page hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein shall have the definition ascribed to it in the Registration Rights Agreement, dated as of September 9, 2022, by and among the Company and the Holders party thereto (the “RRA”). The Company and the Holders may be referred to hereinafter each as a “party,” and collectively as the “parties.”

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of December 16, 2021 (as amended by those certain letter agreements dated as of January 31, 2022 and September 9, 2022, the “SPA”), the Holders agreed to purchase from the Company 5% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) and certain warrants of the Company (the “Warrants, and together with the Debentures, the “Securities”);

WHEREAS, in connection with the purchase of the Securities, the Company and the Holders entered into the RRA, pursuant to which the Company agreed, among other things, (i) within 15 calendar days of the Closing Date (as defined in the SPA), to file with the Commission a Registration Statement covering all Registrable Securities (the “Initial Registration Statement”) and (ii) to use its best efforts to cause the Initial Registration Statement to be declared effective as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date under the RRA;

WHEREAS, the Company filed the Initial Registration Statement on Form S-1 (File No. 333-267375) on the Closing Date, and the Initial Registration Statement was declared effective by the Commission on April 18, 2023;

WHEREAS, under Section 2(d) of the RRA, liquidated damages may become payable in cash by the Company to the Holders by reason of, among other things, the Initial Registration Statement not having been declared effective by the Commission on or before the applicable Effectiveness Date (any and all liquidated damages incurred, accrued, and/or payable, and any other amounts, claims, remedies, or causes of action that may be payable or available, whether currently or in the future, under one or more Transaction Documents by reason of or otherwise relating to the Effectiveness Date of the Initial Registration Statement are hereinafter referred to as “Initial Effectiveness Date Claims”);

WHEREAS, pursuant to and in accordance with the terms and conditions set forth in Section 6(d) of the RRA, the RRA may be amended with the written consent of the Company and the Holders of at least 50.1% of the outstanding Registrable Securities; and

WHEREAS, the Holders party hereto represent 100% of the outstanding Securities and Registrable Securities as of the Amendment Date.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties agree as follows:

SECTION 1

Agreements; Waivers

1.1 Agreements. The parties acknowledge and agree that (i) the Company has complied with its obligations under the RRA with respect to the filing of the Initial Registration Statement, (ii) upon the effectiveness of this Amendment and the Company’s performance of its obligations hereunder with respect to the Shares (as defined below), the Company will be in full compliance with all of its obligations relating to the Initial Registration Statement under the Transaction Documents, including Section 2 of the RRA, as of the date hereof, and (iii) this Amendment shall be deemed to amend the RRA as, but only to the extent necessary, to carry out the intent and purposes of the parties’ agreements contemplated hereby.

1.2 Waiver and Settlement; Payment of Shares in Lieu of Cash. In lieu of one or more cash payments for or relating to any Initial Effectiveness Date Claims, and in consideration of the foregoing agreements and the following waivers of any and all provisions of each of the Transaction Documents providing for damages or any other Initial Effectiveness Date Claims, as a full settlement and compromise of all prior and future Initial Effectiveness Date Claims, each of the Holders hereby agrees to the receipt of its allocation (as further described below) of an aggregate of 1,890,066 shares of the Company’s common stock (the “Shares”). By its execution and delivery of this Amendment, upon receipt of its allocated Shares, which each Holder acknowledges constitutes good and valuable consideration, each Holder knowingly and voluntarily waives and forever releases the Company from any claims, remedies, or causes of action under any of the Transaction Documents or otherwise relating to any actual, asserted, or purported breach, default, cross-default, Event, or event of default (or similar provision or occurrence) under any of the Transaction Documents for any damages, amounts, or other claims, including any Initial Effectiveness Date Claims, arising out of or related to the matters described herein.

1.3 Allocation; Other Agreements. The Shares shall be allocated on a pro rata basis and issued to the Holders in the respective amounts identified on the signature page hereto and shall be subject to the transfer restrictions and other requirements set forth in Section 4.1 of the SPA, as well as any other restrictions or requirements as the parties may separately agree in writing. The issuance of the Shares, and the removal of legends thereon, shall be otherwise effected by the Company pursuant and subject to the terms of Section 4.1 of the SPA, including with respect to the payment of liquidated damages and buy-in compensation for the failure to remove legends in a timely manner.

1.4 Holder Representations and Warranties. Each Holder, for itself and for no other Holder, represents and warrants to the Company (a) it is the record and beneficial holder of the Securities as indicated under such Holder’s name on the signature page hereto, and (b) this Amendment has been duly authorized by the Holder and constitutes the valid and legally binding obligation of such Holder, enforceable in accordance with its terms. Each Holder represents and warrants that it understands and agrees that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and that such Holder is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Holder’s right to sell the Shares pursuant to a registration statement otherwise in compliance with applicable federal and state securities laws). At the time such Holder was offered the Shares, it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

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1.5 Registration Obligation. As soon as practicable (and in any event within 45 calendar days of the date of this Agreement), the Company shall use commercially reasonable efforts to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Holders of the Shares issued hereunder and to cause such registration statement to become effective as soon as practicable thereafter.  The Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement at all times until the date that all Shares covered by such registration statement (i) have been disposed of by the Holders, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders.

1.6 Disclosure. The Company shall file a Current Report on Form 8-K with the Commission within the time required by the Exchange Act.

SECTION 2

Miscellaneous

2.1 No Other Amendment to RRA or Other Waivers. Each Holder’s agreement to receive Shares in lieu of cash applies only to Initial Effectiveness Date Claims and shall be in full and final settlement in relation thereto, and future liquidated damages, if any, shall accrue and be payable otherwise pursuant to the terms of the RRA except as otherwise set forth herein or subsequently agreed to by the parties in writing. Except as expressly amended by this Amendment, all other terms of the RRA and each other Transaction Document shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified, or superseded by the terms set forth herein.

2.2 Governing Law; Consent to Jurisdiction. This Amendment shall be governed by and construed under the internal laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to principles of conflict of laws or choice of laws. The parties to this Amendment hereby consent to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York, for purposes of any action arising out of or relating to this Amendment.

2.3 Entire Agreement. This Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

2.4 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page follows]

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The undersigned have caused this Amendment to be executed as of the date first written above.

Nauticus Robotics, Inc.

Signed:	/s/ Nicolaus Radford
By:	Nicolaus Radford
Its:	Chief Executive Officer

I HEREBY CONSENT TO THE FOREGOING AMENDMENT:

Name of Holder:	ATW Special Situations I LLC

Signature of Holder:	/s/ Kerry Propper

	By:	Kerry Propper
	Its:	Authorized Signatory of:
ATW PARTNERS OPPORTUNITIES
MANAGEMENT, LLC, Manager
Pro Rata Shares:

Name of Holder:	Material Impact Fund II, L.P.

Signature of Holder:	/s/ Adam Sharkawy

	By:	Adam Sharkawy
	Its:	Managing Member of:
MATERIAL IMPACT FUND
PARTNERS II, LLC, General Partner
Pro Rata Shares:

Name of Holder:	The 2022 SLS Family Irrevocable Trust

Signature of Holder:	/s/ Adam Westreich

	By:	Adam Westreich
	Its:	Trustee
Pro Rata Shares:

[Signature Page to Registration Rights Agreement Amendment]

Exhibit 99.1

NAUTICUS IS CONTRACTED BY PETROBRAS TO DEVELOP AND TEST THE AUV AQUANAUT IN BRAZIL

-Contract Leads to Potential Market worth over $100 Million Per Year-

-Expands Nauticus’ International Presence to South America-

Houston – Jun 23, 2023 – Nauticus Robotics, Inc. (“Nauticus” or the “Company”) (NASDAQ: KITT), a developer of autonomous robots using artificial intelligence for data collection and intervention services for the ocean industries, today announced that it has been awarded a contract with Petrobras (NYSE: PBR), one of the world’s largest energy companies, to deploy Aquanaut, the Company’s autonomous subsea robot, to support Petrobras’ offshore activities.

Petrobras has ramped up efforts recently in robotics and artificial intelligence and is pioneering their application to the offshore sectors. Toward that end, this relevant contract was competitively awarded to Nauticus and will utilize Aquanaut in Petrobras’ Deepwater Production Field using supervised autonomy for infield inspection services. The contract consists of approximately two months of subsea inspection time and is one of the largest awarded contracts of its kind to date worldwide. Nauticus’ success in winning this initial award places it as a relevant player for potential subsequent contracts that Petrobras estimates to be carried out and expands Nauticus’ growing international presence to South America with a leading operator.

Over the past several years, Nauticus has been developing a library of autonomous behaviors based on the latest techniques in machine learning and artificial intelligence, which enable its subsea robots to learn and adapt to the dynamic conditions of working underwater. The fully electric Aquanaut carries an array of multi-spectral perception sensors that allow the robot to detect, classify, inspect, and act upon subsea infrastructure using its pair of manipulators without direct operator control. This method provides significant cost and greenhouse gas emissions reductions over conventional methods.

“A contract with another worldwide leading operator for Nauticus speaks to the state-of-the-art technologies of our autonomous robots as we further penetrate the global markets,” said Nicolaus Radford, CEO of Nauticus. “The market opportunity for Nauticus in offshore Brazil is significant, as it is one of the world’s most active offshore energy basins; we are pleased to enter this market through a world class operator. We competed through a rigorous tender process with many well-respected industry competitors to earn this business with Petrobras and eagerly await the deployment of our assets to validate our capabilities. We continue to build our robust pipeline of opportunities, giving us confidence to execute on our mission and deliver long-term value to shareholders.”

Petrobras is one of the world’s largest and most active offshore operators, managing 57 platforms, ten thousand miles of oil and gas pipelines, and producing 2.6 million barrels of oil equivalent per day.

About Nauticus

Nauticus Robotics, Inc. is a developer of ocean robots and artificial intelligence for autonomous services to the marine industries. Nauticus’ robotic systems and services are delivered to commercial and government-facing customers through a Robotics-as-a-Service (RaaS) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofitting/upgrading legacy systems and other third-party vehicle platforms. Nauticus provides customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions to improve offshore health, safety, and environmental exposure.

About Petrobras

Petrobras is a Brazilian company and one of the largest producers of oil and gas in the world, primarily engaged in exploration and production, refining, energy generation and trading. Petrobras has expertise in deepwater and ultra-deepwater exploration and production as a result of nearly 50 years of development of the Brazilian offshore basins, making it the world leader in this segment. It is our priority to operate at low cost and with a low carbon footprint, reinforcing our commitment to sustainable development.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Act”), and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Such forward-looking statements include, but are not limited to: the expected timing of product commercialization or new product releases; customer interest in Nauticus’ products; estimated 2023 operating results and use of cash; and Nauticus’ use of and needs for capital. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or “continue” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Nauticus’ management’s current expectations and beliefs, as well as a number of assumptions concerning future events. There can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Nauticus is not under any obligation and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Nauticus has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and uncertainties facing the Company and that could cause actual outcomes to be materially different from those indicated in the forward-looking statements made by the Company, in particular the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents filed from time to time with the SEC, including Nauticus’ Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023. Should one or more of these risks, uncertainties, or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected. The documents filed by Nauticus with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Investor Relations Contact:

Ralf Esper

Gateway Group, Inc.

(949) 574-3860

KITT@gateway-grp.com

Media Contact

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

KITT@gateway-grp.com

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